Exhibit 10.1

DIAMEDICA THERAPEUTICS INC.

SHORT-TERM INCENTIVE PLAN

Effective as of June 20, 2019

1.	Purpose.

The primary purpose of the DiaMedica Therapeutics Inc. Short-Term Incentive Plan is to align the interests of our Officers and shareholders by providing an incentive for the achievement of corporate and individual performance goals that are critical to the success of the Company and linking a significant portion of each Officer’s annual compensation to the achievement of such goals.

2.	Definitions.

The following capitalized terms used in this Plan will have the respective meanings set forth in this Section.

2.1     “Award” means the payment to a Participant made under this Plan for a Performance Period.

2.2     “Base Salary” means the base salary paid by the Company to a Participant during the applicable Performance Period. Base Salary includes only regular cash salary.

2.3     “Board” means the Board of Directors of the Company.

2.4     “Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

2.5     “Committee” means a committee, established and designated to administer and carry out the intent of this Plan, or its delegate, as applicable.

2.6     “Company” means DiaMedica Therapeutics Inc., a corporation existing under the laws of British Columbia, Canada.

2.7     “Officer” means a person designated as an “officer” of the Company by the Board, which will include each “executive officer” of the Company, as defined under Rule 3b-7 under the United States Securities Exchange Act of 1934, as amended, and each “officer” of the Company, as defined under Rule 16a-1(f) thereunder.

2.8     “Participant” means an Officer and any other employee of the Company selected by the Committee, in its discretion, to participate in this Plan.

2.9     “Performance Period” means the Company’s fiscal year, beginning on the first day of such fiscal year and ending on the last day of such fiscal year, or such other period determined by the Committee.

2.10     “Plan” means this DiaMedica Therapeutics Inc. Short-Term Incentive Plan, as may be amended and/or restated from time to time.

3.	Plan Administration.

3.1     The Plan Administrator. This Plan will be administered by the Committee with respect to Participants who are Officers and will be administered by the Chief Executive Officer with respect to Participants who are not Officers.

3.2     Binding Nature. The Committee, its delegate and the Chief Executive Officer may exercise their duties, power, and authority under this Plan in their sole and absolute discretion without the consent of any Participant or other party. Each determination, interpretation, or other action made or taken by the Committee, its delegate or the Chief Executive Officer pursuant to the provisions of this Plan will be final, conclusive, and binding for all purposes and on all persons, including the Company and the Participants, and no member of the Committee, its delegate or the Chief Executive Officer will be liable for any action or determination made in good faith with respect to this Plan, as provided in Section 8.8.

3.3     Delegation. To the extent consistent with applicable corporate law of the Company’s jurisdiction of incorporation, the Committee may delegate to the Chief Executive Officer, or other Officer of the Company, the duties, power, and authority of the Committee under this Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power, and authority with respect to Participants who are Officers. The Committee may employ such legal counsel, consultants, and agents (including counsel or agents who are employees of the Company) as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of this Plan, including, without limitation, for the engagement of any counsel, consultant, or agent, will be paid by the Company.

4.	Eligibility.

4.1     Eligibility to Participate. All Officers are eligible to participate in this Plan. The Chief Executive Officer will designate any other non-Officer employees of the Company eligible to participate in this Plan on an annual basis, or more often if appropriate. Participation in the Plan for one Performance Period does not constitute a right of such Participant to continue to participate in the Plan for succeeding Performance Periods.

4.2     Proration. Individuals with less than a full Performance Period of service, such as new hires or individuals who have become eligible to participate following a promotion, may be eligible to participate in this Plan on a prorated basis, as provided in Section 5.1, which will be determined by the percentage of time they were eligible to participate during that Performance Period. Unless otherwise determined by the Committee, in the event a Performance Period is one fiscal year, Participants with fewer than three (3) full calendar months of eligible service on the last day of such Performance Period will not be eligible to receive an Award for that Performance Period.

5.	Setting Performance Goals.

5.1     Target Incentives. Unless otherwise determined by the Committee, target incentives, expressed as a percentage of Base Salary, for Participants who are Officers are set forth in the table below and are based upon their position, level of responsibility within the Company, and impact on the business. Target incentives for all other Participants who are not Officers will be established on an annual basis by the Chief Executive Officer based upon their respective positions, levels of responsibility within the Company, and impact on the business. The target incentives for Participants who are not Officers will not exceed the target incentives set forth in the table below. The target incentives, expressed as a percentage of Base Salary, represent the target incentive opportunity that Participants are eligible to receive under this Plan.

Position	Target Incentive Expressed as a Percentage of Base Salary
Chief Executive Officer	50%
All Other Officers	30%
All Other Participants	Up to 15%

A Participant whose target incentive changes during a Performance Period by reason of a promotion or otherwise will have a prorated target incentive for such Performance Period based on the percentage of time during which the Participant had a particular target incentive.

5.2     Performance Goals and Performance Period. The Committee will establish performance goals for each Performance Period in accordance with this Section 5.2 and will determine the Performance Period(s) for which such performance goals will be measured. For each Performance Period, all Participants will have corporate performance goals, determined in accordance with Section 5.2(a) of this Plan. In addition, certain Participants, in the sole discretion of the Committee, may have individual performance goals, determined in accordance with Section 5.2(b) of this Plan. All performance goals will be set forth in writing. The Committee will communicate the specific performance goals, relative weightings of each performance goal, and possible achievement levels of each performance goal to each Participant as soon as reasonably practicable after the establishment thereof.

(a)     Corporate Performance Goals. The corporate performance goals may include the following: regulatory (meetings, submissions, approvals, clearances, inspections, etc.), clinical, clinical trials or studies (protocol, meetings, initiation, enrollment, results, feasibility, completion, etc.), product development, research and development, publications, manufacturing, hiring of new personnel, personnel or talent development, organizational structure, use of consultants or advisors, internal controls, accounting, finance, equity or debt financing, investors, stock exchange listing, analyst coverage, business development, M&A (mergers, acquisitions, dispositions, strategic transactions, etc.), corporate partnering, licensing, corporate governance, sales, revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation, and amortization), adjusted EBITDA (EBITDA, as adjusted for certain items, which may include stock-based compensation, special charges, non-recurring items or other items), return on assets, return on equity, return on capital, market share, earnings per share, cash flow, free cash flow, revenue growth, expenses, stock price, dividends, total shareholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives, or any other corporate performance goal deemed appropriate by the Committee in its sole discretion. The corporate performance goals may be measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, or geographical basis, or a combinations thereof, and may be subject to such adjustments, if any, as the Committee specifies.

(b)     Individual Performance Goals. A Participant’s individual performance goals may include any of the performance goals described in Section 5.2(a) above or any other goals. Individual performance goals will be established for each Participant by the Committee, with input from the respective Participant, for each Performance Period, as deemed appropriate by the Committee. In establishing individual performance goals for Participants who are Officers, the Committee will seek recommendations from the Chief Executive Officer. Individual performance goals must be agreed upon and approved by a specific date set by the Committee.

5.3      Weightings. Corporate and individual performance goals for each Performance Period will be weighted by percentage in terms of importance, with areas of critical importance or critical focus weighted most heavily. Weightings may differ from Participant to Participant and from Performance Period to Performance Period.

5.4     Funding Gates. For any Performance Period, the Committee may, in its discretion (but is not required to), establish one or more threshold corporate performance goals and/or individual performance goals that must be achieved at a certain minimum level in order for any bonus payouts to occur for all or certain Participants for such Performance Period.

6.	Calculations and Adjustments.

6.1     Calculation of Achievement Incentive Percentage. After completion of the Performance Period, the Committee, with input as appropriate from the Chief Executive Officer and/or other Board members, will assess the achievement by the Company of each corporate performance goal and the achievement by each Participant of each individual performance goal during the Performance Period, which may, in the discretion of the Committee, be in relation to all or part of the achievement performance rating scale provided below.

As part of this process, the Committee, with input as appropriate from the Chief Executive Officer and other Board members, may assign an achievement incentive percentage to each corporate performance goal and any individual performance goals, which may be based, in part or in whole, on the achievement performance rating scale below and actual achievement by the Company of each such corporate performance goal and achievement by a Participant of any individual performance goals applicable to such Participant during the Performance Period.

The scale that may be used for calculating a Participant’s achievement performance rating and corresponding achievement incentive percentage is as follows.

Achievement Level	Achievement Incentive Percentage
Exceeds expectations – maximum payout warranted	150%
Performs at target level of performance – target payout warranted – or goal achieved	100%
Meets threshold level of performance – threshold payout warranted	50%
Does not meet expectations – no bonus payout warranted	0%

Increments between rating levels may be interpolated to determine a corresponding achievement incentive percentage.

If the achievement performance rating scale above is used, an achievement performance rating for each of the corporate and individual performance goals must meet the minimum 50% achievement incentive percentage for that goal. The achievement incentive percentage for each goal is capped at 150%. A weighted average achievement incentive percentage for all of the corporate performance goals, a weighted average achievement incentive percentage for all of a Participant’s individual performance goals, and an overall weighted average achievement incentive percentage will then be determined by the Committee for each Participant.

Since the achievement incentive percentage for each goal is capped at 150%, the maximum overall weighted average achievement incentive percentage possible for each Participant is 150%. Therefore, assuming an achievement incentive percentage for each goal at 150%, the maximum bonus for each Participant under this Plan is 150% of their respective target incentive.

6.2     Award Calculation. Each Participant’s overall weighted average achievement incentive percentage for a Performance Period is multiplied by such Participant’s target incentive (as set forth in Section 5.1) for such Performance Period to calculate the Participant’s actual Award for such Performance Period. For example, a 112.5% overall weighted achievement incentive percentage times a 20% target incentive would equal an actual Award of 22.5% of Base Salary for such Performance Period.

6.3     Possible Award Adjustment. The Committee may, in its sole discretion, increase or decrease the Award calculated pursuant to this Plan for a particular Participant if, in the Committee’s subjective judgment, the Award does not accurately reflect such Participant’s actual individual performance during a Performance Period.

7.	Manner and Timing of Awards.

7.1     Manner of Awards. Awards for each Performance Period will be made in cash, check, automatic deposit into a Participant’s account, or the issuance of Company common shares, equity awards or other securities, in each case as determined by the Committee in its sole discretion; provided, however, that the issuance of any Company common shares, equity awards or other securities is made under the Company’s shareholder-approved equity plan.

7.2     Timing of Awards. Awards for each Performance Period will be made as soon as reasonably practicable after the determination of the amount, if any, of such Awards, but in any event no later than March 15th of the calendar year immediately following the end of the Performance Period.

7.3     Eligibility to Receive Award. To be eligible to receive an Award under this Plan for a Performance Period, a Participant must remain actively employed by the Company on the last day of such Performance Period and through the date of the Award is made for such Performance Period, unless otherwise provided under this Plan or determined by the Committee.

7.4     Death, Disability, or Leave of Absence. In the event of a Participant’s death, disability, or approved leave of absence during the Performance Period, the Committee will determine whether such Participant will receive an Award and, if so, the amount of such Award, based upon not only the achievement of the corporate and individual goals, but also, in the case of a leave of absence, the cause of the leave of absence and the length of time of such leave of absence.

7.5     Errors in Award Calculations or Payments. To the extent the Committee should later determine that an Award was incorrectly paid or calculated, the Participant will return to the Company the amount of any such incorrect payment or the Company will pay the Participant any additional amount to correct the error, as applicable.

7.6     Tax Considerations and Withholding. Awards will be treated as taxable income for the year in which the Participant receives the Award. The Company will withhold from all Awards such amounts as the Company reasonably determines is required to satisfy all applicable foreign, federal, state, and local tax withholding requirements.

7.7     Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or shares that otherwise would be delivered to a Participant under this Plan. Any such deferral elections will be subject to such rules and procedures as determined by the Committee, in its sole discretion, and will be under a plan or arrangement consistent with the requirements of Section 409A of the Code.

7.8     Compliance with Section 409A of the Code. The Company intends that this Plan and payments hereunder will at all times be exempt from the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Plan, and this Plan will be interpreted and administered in accordance with such intention. If any payment under this Plan is or becomes subject to the requirements of Section 409A of the Code, this Plan and applicable Award, as they relate to such payment, are intended to comply with the requirements of Section 409A, and this Plan will be interpreted and administered in accordance with such intention.

7.9     Clawback Policy. Any Awards are subject to forfeiture to or clawback by the Company to the extent required and allowed by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, clawback, or similar policy of the Company, as such policy may be in effect from time to time.

8.	Miscellaneous Matters.

8.1     No Right to Award. All Awards or benefits payable under this Plan are discretionary, and no Participant has any right to an Award or payment under this Plan until actually paid.

8.2     Term of this Plan. This Plan will become effective on such date as first written above, subject to Board approval, and will remain in effect until terminated by the Board or the Committee.

8.3     Plan Termination, Suspension, or Modification. The Company may terminate, suspend, modify, and, if suspended, reinstate or modify all or part of this Plan at any time, with or without notice to Participants. Exceptions to the eligibility of, or the extent to which this Plan applies to, any particular Participant must be approved on a case-by-case basis by the Committee.

8.4     No Right to Employment or Service. This document is not intended to be a contract or employment agreement between any Participant and the Company. Neither this Plan nor any action taken hereunder will be construed as giving any Participant any right to be retained in the employ or service of the Company or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause or notice. Further, all benefits payable under this Plan are discretionary, and no Participant has any right to payment under this Plan until actually paid.

8.5     Unfunded Status of Plan. This Plan will be unfunded. No provisions of this Plan will require the Company, for the purpose of satisfying any obligations under this Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets. Participants will have no rights under this Plan other than as unsecured general creditors of the Company.

8.6     Relationship to Other Compensation Plans. This Plan will not affect any other forms of compensation or compensation plans in effect for the Company, nor will this Plan preclude the Company from establishing any other forms of compensation for employees of the Company.

8.7     No Limitation on Corporate Actions. Nothing in this Plan prevents the Company from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have any adverse effect on any Awards made under this Plan. No employee or other person will have any claim against the Company as a result of any such action.

8.8     Indemnification. No member of the Committee, its delegate or the Chief Executive Officer will be personally liable by reason of any contract or other instrument executed by such person or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith. The Company will indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with this Plan, unless arising out of such person’s own fraud or willful bad faith. Notwithstanding the above, approval of the Board will be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles, as a matter of law, or otherwise or any power that the Company may have to indemnify them or hold them harmless.

8.9     Non-Transferability. A Participant’s rights and interest under this Plan, including amounts payable, may not be sold, assigned, donated, transferred or otherwise disposed of, mortgaged, pledged, or encumbered except, in the event of a Participant’s death, to a designated beneficiary to the extent permitted by this Plan or, in the absence of such designation, by will or the laws of descent and distribution.

8.10    Severability. If any provision of this Plan is held unenforceable, the remainder of this Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in this Plan.

8.11     Governing Law. Except to the extent expressly provided herein or in connection with matters of corporate governance and authority (all of which will be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of this Plan and any rules, regulations, and actions relating to this Plan will be governed by and construed exclusively in accordance with the laws of the State of Minnesota, notwithstanding the conflict of law rules of the State of Minnesota or any other jurisdiction.

8.12    Successors and Assigns. This Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed on behalf of the Company effective as of the date first written above.

DIAMEDICA THERAPEUTICS INC.

By:	/s/ Rick Pauls
Rick Pauls
President and Chief Executive Officer